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                                                                    EXHIBIT 4(c)



                             FIRST AMENDMENT TO THE
                           BROCK CONTROL SYSTEMS, INC.
                             1993 STOCK OPTION PLAN
               (As Amended and Restated Effective March 22, 1995)

         THIS FIRST AMENDMENT is made on this 12th day of May, 1998, by FIRSTWAVE TECHNOLOGIES, INC. (the "Company"), a corporation duly organized and existing under the laws of the State of Georgia.

                              W I T N E S S E T H:

         WHEREAS, the Company maintains the Brock Control Systems, Inc. 1993 Stock Option Plan (the "Plan"); and

         WHEREAS, the Company desires to amend the Plan to facilitate compliance with the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended, and Rule 16b-3 promulgated under the Securities Exchange Act of 1934; to reflect changes in the name of the Company; and to reflect an increase in the number of shares of Company common stock reserved for issuance of awards granted under the Plan.

         NOW, THEREFORE, the Plan is hereby amended, effective immediately, as follows:

         1. By renaming the Plan as the Firstwave Technologies, Inc. 1993 Stock Option Plan.

         2. By deleting the second and third sentences of the first paragraph of
Section 2 and by substituting therefor the following:

         "The Board of Directors shall consider the advisability of complying with the disinterested standards contained in both Section 162(m) of the Internal Revenue Code of 1986 and Rule 16b-3 promulgated under the Securities Exchange Act of 1934 when appointing Committee members."

         3. By adding a new final sentence to Section 3, as follows:

         "In no event shall any person be entitled to option grants under the Plan which, in the aggregate, in any fiscal year of the Company exceed 100,000 shares of the Company's no par value common stock."

         4. By deleting the first sentence of Section 4 and by substituting therefor the following:

         "The Company has authorized and reserved for issuance upon the exercise of Options and Formula Options pursuant to the Plan an aggregate of 1,200,000 shares of no par value common stock of the Company (the `Shares')."



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         Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this First Amendment.

         IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed on the day and year first above written.


                          FIRSTWAVE TECHNOLOGIES, INC.


                          By: /s/ R. Douglas MacIntyre
                             -------------------------------------------


                          Title: Chief Executive Officer


ATTEST:

/s/ G. William Speer
------------------------
Title: Secretary

         [CORPORATE SEAL]






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